Exhibit 99.1

ITC^DELTACOM, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets as of December 31, 2009 and 2010	3

Consolidated Statements of Operations for the years ended December 31, 2008 and 2009 and the period January 1, 2010 through December 7, 2010 (Predecessor Periods) and the period December 8, 2010 through December 31, 2010 (Successor Period)	4

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Loss for the years ended December 31, 2008 and 2009 and the period January 1, 2010 through December 7, 2010 (Predecessor Periods) and the period December 8, 2010 through December 31, 2010 (Successor Period)	5

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2009 and the period January 1, 2010 through December 7, 2010 (Predecessor Periods) and the period December 8, 2010 through December 31, 2010 (Successor Period)	6

Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholder of ITC^DeltaCom, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of ITC^DeltaCom, Inc. as of December 31, 2010 (Successor) and 2009 (Predecessor) and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the period December 8, 2010 through December 31, 2010 (Successor period) and from January 1, 2010 through December 7, 2010 and for the years ended December 31, 2009 and 2008 (Predecessor periods). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITC^DeltaCom, Inc. at December 31, 2010 (Successor) and 2009 (Predecessor), and the results of its operations and its cash flows for the period December 8, 2010 through December 31, 2010 (Successor period) and from January 1, 2010 through December 7, 2010 and for the years ended December 31, 2009 and 2008 (Predecessor periods), in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 3 to the consolidated financial statements, effective December  8, 2010, EarthLink, Inc. acquired all of the outstanding stock of ITC^DeltaCom, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ BDO USA, LLP

Atlanta, Georgia

March 1, 2011,

except for Notes 3, 6 and 12 as to which date is May 5, 2011

ITC^DELTACOM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	Predecessor	Successor
	Entity	Entity
	As of	As of
	December 31,	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$67,786	$43,585
Short-term investments	1,706	—
Restricted cash	957	2,270
Accounts receivable, net of allowance of $3,631 and $276 as of December 31, 2009 and 2010, respectively	42,835	40,242
Prepaid expenses	5,563	8,494
Receivable due from parent	—	1,292
Other current assets	2,995	4,230
Total current assets	121,842	100,113
Property and equipment, net	201,549	206,988
Purchased intangible assets, net	2,268	129,650
Goodwill	35,109	170,126
Other long-term assets	7,726	170
Total assets	$368,494	$607,047

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,376	$11,734
Accrued payroll and related expenses	9,310	4,053
Other accrued liabilities	35,593	46,467
Deferred revenue	20,578	19,844
Current portion of long-term debt	4,614	—
Total current liabilities	81,471	82,098

Long-term debt	302,059	351,251
Other long-term liabilities	1,688	7,874
Total liabilities	385,218	441,223

Commitments and contingencies (See Note 13)

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized, 150 shares issued and outstanding as of December 31, 2010 (Successor Entity)	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized, 81,674,270 shares issued and outstanding as of December 31, 2009 (Predecessor Entity)	816	—
Additional paid-in capital	728,700	176,194
Accumulated deficit	(746,240)	(10,370)
Total stockholders’ equity (deficit)	(16,724)	165,824
Total liabilities and stockholders’ equity (deficit)	$368,494	$607,047

The accompanying notes are an integral part of these consolidated financial statements.

ITC^DELTACOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor Entity			Successor Entity
			January 1,	December 8,
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 7,	December 31,
	2008	2009	2010	2010

Revenues:
Integrated communications services	$413,981	$394,156	$341,896	$21,206
Wholesale services	65,798	59,401	58,003	4,267
Equipment sales and related services	18,084	15,767	14,947	1,130
Total revenues	497,863	469,324	414,846	26,603

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	232,899	212,630	185,273	12,974
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	183,123	171,579	150,838	10,260
Depreciation and amortization	73,514	69,064	52,339	4,885
Acquisition-related costs	—	—	7,987	6,765
Total operating costs and expenses	489,536	453,273	396,437	34,884

Income (loss) from operations	8,327	16,051	18,409	(8,281)
Write-off of debt discount and issuance cost	—	—	(7,948)	—
Interest expense and other, net	(31,224)	(27,026)	(29,118)	(2,089)
Loss before income taxes	(22,897)	(10,975)	(18,657)	(10,370)
Income tax benefit	—	—	604	—
Net loss	$(22,897)	$(10,975)	$(18,053)	$(10,370)

The accompanying notes are an integral part of these consolidated financial statements.

ITC^DELTACOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

(in thousands, except share data)

					Accumulated
			Additional		Other	Total	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Loss
Predecessor Entity
Balance as of December 31, 2007	67,114,168	$671	$684,942	$(705,296)	$(4,241)	$(23,924)
Rights offering of common stock	9,928,779	99	29,398	—	—	29,497
Conversion of Series H preferred stock into common stock	3,675,306	37	11,100	—	—	11,137
Deferred compensation	—	—	2,227	—	—	2,227
Amortization of beneficial conversion feature discount on Series H preferred stock	—	—	—	(6,870)	—	(6,870)
Common stock units exercised	148,787	1	(1)	—	—	—
Cash dividends declared and accrued on Series H preferred stock	—	—	—	(202)	—	(202)
Other comprehensive loss	—	—	—	—	(1,369)	(1,369)	$(1,369)
Net loss	—	—	—	(22,897)	—	(22,897)	(22,897)
Total comprehensive loss							$(24,266)
Balance as of December 31, 2008	80,867,040	808	727,666	(735,265)	(5,610)	(12,401)
Deferred compensation	—	—	2,969	—	—	2,969
Change in classification of common stock units to liability	—	—	(1,783)	—	—	(1,783)
Common stock units exercised	807,230	8	(8)	—	—	—
Stock withheld for payment of taxes	—	—	(144)	—	—	(144)
Other comprehensive income	—	—	—	—	5,610	5,610	$5,610
Net loss	—	—	—	(10,975)	—	(10,975)	(10,975)
Total comprehensive loss							$(5,365)
Balance as of December 31, 2009	81,674,270	816	728,700	(746,240)	—	(16,724)
Deferred compensation	—	—	1,898	—	—	1,898
Common stock units exercised	2,155,546	22	(22)	—	—	—
Stock withheld for payment of taxes	—	—	(2,128)	—	—	(2,128)
Net loss	—	—	—	(18,053)	—	(18,053)	$(18,053)
Acquisition transactions	(83,829,816)	(838)	(728,448)	764,293	—	35,007	—
Total comprehensive loss							$(18,053)
Balance as of December 7, 2010	—	$—	$—	$—	$—	$—

Successor Entity
Push-down accounting adjustment related to valuation allowance	—	$—	$(85,295)	$—	$—	$(85,295)
Acquisition transactions	100	—	251,489	—	—	251,489
Issuance of common stock	50	—	10,000	—	—	10,000
Net loss	—	—	—	(10,370)	—	(10,370)	$(10,370)
Total comprehensive loss							$(10,370)
Balance as of December 31, 2010	150	$—	$176,194	$(10,370)	$—	$165,824

The accompanying notes are an integral part of these consolidated financial statements

ITC^DELTACOM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Entity			Successor Entity
			January 1,	December 8,
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 7,	December 31,
	2008	2009	2010	2010

Cash flows from operating activities:
Net loss	$(22,897)	$(10,975)	$(18,053)	$(10,370)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	73,514	69,064	52,339	4,885
Stock-based compensation	2,227	2,969	5,382	109
Amortization of debt discount, premium and issuance costs	2,441	2,419	2,521	(269)
Write-off of debt discount and issuance costs	—	—	7,948	—
Gain on sale of fixed assets	(81)	(427)	(225)	(2)
Other operating activities	—	—	—	(53)
Decrease in accounts receivable, net	4,765	8,643	3,276	(571)
(Increase) decrease in prepaid expenses and other assets	(147)	262	(8,897)	(1,034)
Increase (decrease) in accounts payable and accrued and other liabilities	2,637	(1,863)	3,125	227
Increase (decrease) in deferred revenue	201	(1,190)	(211)	1,940
Net cash provided by (used in) operating activities	62,660	68,902	47,205	(5,138)

Cash flows from investing activities:
Payments for precombination stock awards	—	—	—	(9,062)
Purchases of property and equipment	(64,776)	(56,679)	(54,913)	(10,517)
Proceeds received from sale of fixed assets	1,284	435	691	2
Redesignation of cash equivalent to short-term investments	(25,416)	—	—	—
Sales of short-term investments	20,040	3,322	1,706	—
Change in restricted cash, net	461	(2)	(551)	(937)
Other investing activities	(1,110)	(1,731)	(720)	—
Net cash used in investing activities	(69,517)	(54,655)	(53,787)	(20,514)

Cash flows from financing activities:
Proceeds from issuance of stock subscription	—	—	—	10,000
Proceeds from issuance of long-term debt, net of issuance cost	8,500	—	308,220	—
Repayment of long-term debt and other long-term obligations	(2,330)	(3,144)	(308,075)	—
Proceeds from rights offering of common stock, net of issuance cost	29,949	—	—	—
Redemption of Series H preferred stock	(30,084)	—	—	—
Payments for taxes of restricted shares	—	—	(2,112)
Net cash provided by (used in) financing activities	6,035	(3,144)	(1,967)	10,000

Net (decrease) increase in cash and cash equivalents	(822)	11,103	(8,549)	(15,652)
Cash and cash equivalents, beginning of year	57,505	56,683	67,786	59,237
Cash and cash equivalents, end of year	$56,683	$67,786	$59,237	$43,585

The accompanying notes are an integral part of these consolidated financial statements.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

ITC^DeltaCom, Inc. (“ITC^DeltaCom” and, together with its wholly-owned subsidiaries, the “Company”) provides integrated communications services in the southeastern United States. The Company delivers a comprehensive suite of high-quality data and voice communications services, including high-speed or broadband data communications (which consist of Ethernet and Internet access connectivity), local exchange, long-distance and conference calling, and mobile data and voice services. The Company also sells customer premises equipment to the Company’s business customers. The Company offers these services primarily over its advanced fiber optic network. The Company also sells transmission capacity to other communications providers on a wholesale basis.

On December 8, 2010, Egypt Merger Corporation, a wholly-owned subsidiary of EarthLink, Inc. (“EarthLink”), merged with and into ITC^DeltaCom, Inc. (the “Acquisition”), for $3.00 per share with ITC^DeltaCom, Inc. becoming a wholly-owned subsidiary of EarthLink, Inc. The accounting for the Acquisition has been “pushed-down” in the accompanying consolidated financial statements. See Note 3, “Acquisitions,” for more detail.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of ITC^DeltaCom and all wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Segment Disclosure

The Company operates in one segment.

Predecessor and Successor Accounting

As a result of the Acquisition, certain of ITC^DeltaCom’s predecessor accounting policies were changed to conform to EarthLink’s current accounting policies. These changes have not had, and are not expected to have, a significant impact on ITC^DeltaCom’s consolidated financial statements. The accounting for the Acquisition has been “pushed-down” to reflect the Acquisition at fair value of the assets acquired and liabilities assumed.

Business Combinations

The Company accounts for business combinations by recognizing all of the assets acquired and liabilities assumed at the acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Company’s Consolidated Statements of Operations.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying footnotes. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts; the use, recoverability, and/or realizability of certain assets, including deferred tax assets; useful lives of intangible assets and property and equipment; the fair values of assets and liabilities determined in the Acquisition, including pushed-down goodwill; expected results of disputed vendor charges for cost of services; fair values of investments; stock-based compensation; unrecognized tax benefits; contingent liabilities for anticipated results of litigation and claims and long-lived asset impairments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Approximately $31.1 million of cash and cash equivalents as of December 31, 2010 were deposited in operating cash funds in two financial institutions which are insured by the Federal Deposit Insurance Corporation up to the balance of the account. Approximately $0.6 million of the Company’s cash and cash equivalents as of December 31, 2010 were deposited into interest bearing accounts with two financial institutions that are not covered by the Federal Deposit Insurance Corporation as of December 31, 2010. Approximately $11.9 million of the Company’s cash and cash equivalents as of December 31, 2010 consisted of U.S. Treasury money market funds held in the Company’s accounts at two financial institutions. The Company classifies any cash or investments that collateralize outstanding letters of credit or certain operating or performance obligations of the Company as restricted cash. Restricted cash is classified as current or noncurrent in the accompanying consolidated balance sheets according to the duration of the restriction and the purpose for which the restriction exists.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make payments. In assessing the adequacy of the allowance for doubtful accounts, management considers multiple factors including the aging of its receivables, historical write-offs, the credit quality of its customers, the general economic environment and other factors that may affect customers’ ability to pay. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. The Company’s allowance for doubtful accounts was $3.6 million and $0.3 million as of December 31, 2009 and 2010, respectively.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventory

Inventory primarily consists of customer premises equipment held for resale and is valued at the lower of cost or market or acquisition date fair value as a result of the Acquisition, using the first-in, first-out method.

Property and Equipment

Property and equipment as of December 31, 2009 were stated at the Company’s cost basis. Property and equipment as of December 31, 2010 were stated at acquisition date fair value. Property and equipment acquired subsequent to the Acquisition are stated at cost. Depreciation begins when property and equipment are placed in service. The cost to maintain, repair and replace minor items of property and equipment is charged to selling, general and administrative expense as the cost is incurred. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated useful lives or the remaining term of the lease. When leases are extended, the remaining useful lives of leasehold improvements are increased as appropriate, but not for a period in excess of the remaining lease term. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives, except that amortization of customer installation and acquisition costs is provided using actual weighted average initial contract terms of customer contracts, as follows:

Buildings	15 - 30 years
Fiber optic network	10 - 20 years
Telecommunciations equipment	2 - 10 years
Computer hardware and software	2 - 5 years
Furniture, fixtures and office equipment	2 - 5 years
Customer acquisition costs	31 - 36 months
Leasehold improvements	Shorter of estimated useful life or lease term

The Company capitalizes costs directly related to the design, deployment and expansion of its network and operating support systems, including employee-related costs and internally and externally developed software. Capitalized external software costs include the actual costs to purchase software from vendors. Capitalized internal software costs include personnel costs directly associated with development, enhancement and implementation of software. The Company also capitalizes customer installation and acquisition costs. Customer installation costs represent nonrecurring fees paid to other telecommunications carriers for services performed by the carriers when the Company orders facilities in connection with new customers acquired by the Company. Customer acquisition costs include internal personnel costs directly associated with the provisioning of new customer orders. Such customer acquisition costs represent incremental direct costs incurred by the Company that would not have been incurred absent a new customer contract. Customer installation and acquisition costs are amortized over the actual weighted average initial contract terms of contracts initiated each month, assuming a customer churn factor. Unamortized customer installation costs associated with contract terminations during the initial contract term are written off as incurred.

Goodwill and Purchased Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the purchase method of accounting. Purchased intangible assets consist primarily of subscriber bases and customer relationships, acquired software and technology, trade names and other assets valued in conjunction with the Acquisition. When management determines material intangible assets are acquired in conjunction with the purchase of a company, the Company determines the fair values of the identifiable intangible assets by taking into account management’s own analysis and an independent third party appraisal. Intangible assets determined to have definite lives are amortized over their estimated useful lives. Subscriber bases acquired directly are valued at cost plus

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assumed service liabilities, which approximates fair value at the time of purchase. See Note 6, “Goodwill and Purchased Intangible Assets,” for information regarding the Company’s intangible assets.

The Company does not amortize goodwill and intangible assets deemed to have indefinite lives. The Company tests its goodwill and intangible assets deemed to have indefinite lives at least annually. The Company performs an impairment test of its goodwill and intangible assets deemed to have indefinite lives annually or when events and circumstances indicate that those assets might be permanently impaired. Impairment testing of goodwill is required at the reporting unit level (operating segment or one level below operating segment) and involves a two-step process. The Company determined it is one reporting unit for goodwill testing. The first step of the impairment test involves comparing the estimated fair value of the Company’s reporting unit with the reporting unit’s carrying amount, including goodwill. The Company estimates the fair value of the reporting unit using discounted expected future cash flows. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets, including property and equipment and purchased definite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss, if any, based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Debt Issuance Costs

As of December 31, 2009, other long-term assets primarily consisted of debt issuance costs that were amortized using the effective interest rate method over the lives of the related debt. During the period ended December 7, 2010, the Company wrote off these debt issuance costs as a result of the retirement of its first and second lien facilities. In connection with the issuance of senior secured notes in April 2010, the Company recorded $10.0 million of debt issuance costs. However, in connection with the Acquisition, those assets were determined to have no fair value and were reduced to zero by purchase accounting. As a result, the Company no longer has an asset for debt issuance costs as of December 31, 2010.

Leases

The Company categorizes leases at their inception as either operating or capital leases depending on certain criteria. The Company recognizes rent expense for operating leases on a straight-line basis without regard to deferred payment terms, such as rent holidays or fixed escalations. Incentives are treated as a reduction of the Company’s rent costs over the term of the lease agreement. The Company records leasehold improvements funded by landlords under operating leases as leasehold improvements and deferred rent. The classification of the Company’s leases were not modified as a result of purchase accounting.

Deferred Revenue

Deferred revenue includes the liability for advance billings to customers for use of the Company’s fiber optic network and for recurring monthly charges for local and data services.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unbilled Revenue

The Company records revenue for long distance services provided, but not yet billed, to customers. Approximately $4.0 million and $2.3 million of unbilled revenue is included in accounts receivable in the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2010, respectively.

Revenue Recognition

General. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. The Company’s customers generally pay in advance for their services, and revenue is recognized ratably over the service period. Advance payments from customers for invoiced services that have not yet been performed are recorded as deferred revenue in the Consolidated Balance Sheets.

The Company earns revenue by providing high-speed or broadband data communications services, which include Internet access; voice services, which include local exchange services, long distance and conference calling services; mobile voice and data services; and the sale of transmission capacity to other telecommunications carriers. Revenues from these services, which generally consist of recurring monthly charges for such services, are recognized as the services are provided.

The Company generates revenues from the sale of telephone systems, other equipment, and services. Revenues from these sources are recognized upon installation or as services are performed. Revenues, such as the sale of telephone systems, may be part of multiple element arrangements. For example, the Company may provide for the sale of equipment and installation of that equipment or, alternatively, may sell these products separately without installation. The Company identifies the sale of and installation of equipment as separate elements in the earnings process, and if a separate element (installation) is essential to the functionality of another element (equipment sale), the Company recognizes revenue for a delivered element only when the remaining elements in the arrangement are delivered.

Gross versus net revenue recognition.  Generally, when the Company is the primary obligor in the transaction with the customer, has latitude in establishing prices, is the party determining the service specifications or has several but not all of these indicators, the Company records the revenue at the amount billed the customer. If the Company is not the primary obligor and/or the broadband partner has latitude in establishing prices, the Company records revenue associated with the related customers on a net basis, netting the cost of revenue associated with the service against the gross amount billed the customer and recording the net amount as revenue.

Taxes Collected from Customers and Remitted to Governmental Authorities

The Company currently records all taxes billed to its customers and remitted to governmental authorities, including Universal Service Fund contributions and sales, use and excise taxes, on a net basis in the Consolidated Statements of Operations.

Cost of Revenues

Cost of revenues includes costs directly associated with providing services to the Company’s customers. Cost of revenues does not include depreciation and amortization expense. Cost of revenues primarily consists of the cost of connecting customers to the Company’s networks via leased facilities; the costs of leasing components of its network facilities; costs paid to third-party providers for interconnect access and transport services; and the costs of equipment sold to customers for use with the Company’s services. The Company utilizes other carriers to provide services where the Company does not have facilities. The Company utilizes a number of different carriers to terminate its long distance calls outside the southeastern United States. These costs are expensed as incurred. These costs include an estimate of charges for which invoices have not yet been received, and are based upon the estimated number of transmission lines and facilities in service, estimated minutes of use and estimated amounts

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results. Experience also has shown that these disputes can require a significant amount of time to resolve given the complexities and regulatory issues affecting the vendor relationships. The Company maintains reserves for any anticipated exposure associated with these billing disputes. The reserves are reviewed on a monthly basis, but are subject to changes in estimates and management judgment as new information becomes available. Given the length of time the Company has historically required to resolve these disputes, disputes may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods. The Company believes its reserves are adequate.

Selling, General and Administrative Expense

The Company’s selling, general and administrative expenses consist of expenses related to sales and marketing, customer service, network operations, information technology, regulatory, billing and collections, corporate administration, and legal and accounting. Such costs include salaries and related employee costs (including stock-based compensation), outsourced labor, professional fees, property taxes, travel, insurance, rent, advertising and other administrative expenses.

Advertising Costs

The Company charges the costs of advertising to expense as incurred. Advertising expense for the years ended December 31, 2008 and 2009 was $1.7 million and $1.8 million, respectively, and $1.6 million for the period January 1, 2010 through December 7, 2010 and $34,000 for the period December 8, 2010 through December 31, 2010.

Stock-Based Compensation

The Company recognizes the compensation cost associated with its equity instruments based on grant-date fair value of the award. The fair value of stock options was estimated using the Black-Scholes option pricing model. The cost of equity awards granted to employees is recognized on a straight-line basis over the requisite service period. Prior to the Acquisition, generally, the restricted stock units and stock options awarded were classified as equity; however, the Company had awarded equity instruments, including certain restricted stock units and stock options that it had classified as a liability. See Note 10, “Stock-Based Compensation.”

Acquisition-Related Costs

Acquisition-related costs are expensed in the period in which the costs are incurred and the services are received. Acquisition-related costs consist of external costs directly related to the Acquisition, such as advisory, legal, accounting, valuation and other professional fees. Acquisition-related costs also include employee severance and benefit costs associated with the Acquisition and costs resulting from cash paid to settle stock-based awards attributable to post combination service in connection with the Acquisition. See Note 3, “Acquisitions,” for more detail.

Post-Employment Benefits

Post-employment benefits primarily consist of the Company’s severance plans. The Company recognizes severance costs when they are both probable and reasonably estimable.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes

The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which the temporary differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amounts of net deferred tax assets if there is uncertainty regarding their realization. The Company considers many factors when assessing the likelihood of future realization including the Company’s recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, prudent and feasible tax planning strategies that are available, the carryforward periods available to the Company for tax reporting purposes and other relevant factors.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Derivatives

The Company had a receive-floating, pay-fixed interest rate swap agreement that was designated as a cash flow hedge. The derivative instrument was recorded in the balance sheet as a liability measured at its fair value, and changes in the derivative’s fair value were recognized in earnings unless specific hedge accounting criteria were met. The Company was required to document, designate and assess the effectiveness of transactions that received hedge accounting treatment. The Company’s interest rate swap agreement, which terminated as of September 30, 2009, qualified as a cash flow hedge. The critical terms of the hedging instrument matched the terms of the hedged transactions, so that the notional amount, payment dates, benchmark rate and repricing dates of the interest rate swap instrument matched the same terms of the interest-bearing liability. The Company assessed the effectiveness of the swap prospectively and retrospectively each quarter using the cumulative dollar offset method. The Company used the change in variable cash flows method to measure hedge effectiveness. The hedge was determined to be highly effective for all reporting periods through September 30, 2009. The Company recognized (1) the swap at its fair value as an asset or liability in its Consolidated Balance Sheet and marked the swap to fair value through other comprehensive income, (2) floating-rate interest expense in earnings, (3) the offsetting effect of the interest swap in earnings and (4) hedge ineffectiveness immediately in earnings. Change in unrealized gains (losses) on this derivative instrument designated as a cash flow hedging instrument, net of tax, of $(1.4) million and $5.6 million are included in other comprehensive loss in the accompanying Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the years ended December 31, 2008 and 2009.

Comprehensive Loss

Comprehensive loss as presented in the Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Loss includes unrealized gains and losses which are excluded from the determination of net loss in the Consolidated Statements of Operations. These amounts included changes in unrealized gains and losses, net of tax, on certain investments classified as available-for-sale and change in unrealized gains and losses on derivatives.

Certain Risks and Concentrations

By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents, investments and trade receivables. In addition, credit risk for the Company’s cash equivalents and short-term investments may be exacerbated by unfavorable economic conditions. If financial markets experience prolonged periods of decline, the value or liquidity of the Company’s cash equivalents and marketable securities could decline and result in an other-than-temporary decline in fair value, which could adversely affect the Company’s financial position, results of operations and cash flows.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s cash investment policy limits investments to investment grade instruments. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the U.S. Credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company’s customer base. Additionally, the Company maintains allowances for potential credit losses. No customer represented more than 10% of the Company’s consolidated operating revenues for any of the three years in the period ended December 31, 2010.

Fair Value of Financial Instruments

The Company’s financial instruments are cash and cash equivalents, short-term investments, restricted cash equivalents, liability for option share-based compensation award, liability for restricted stock compensation award, long-term debt and an interest rate swap agreement. See Note 14, “Fair Value Measurements,” for a discussion of the methods and assumptions used to determine classification and fair values of financial instruments.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

Recently Issued Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance on revenue recognition. The new guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit and to modify the manner in which the transaction consideration is allocated across the separately identifiable deliverables and how revenue is recognized. The new guidance also significantly expands the disclosure requirements for multiple-element arrangements. The new guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

In December 2010, the FASB issued new guidance on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The new guidance modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

Also in December 2010, the FASB issued new guidance on disclosure of supplementary pro forma financial information for business combinations. The new guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The new guidance also expands the supplemental pro forma disclosures for business combinations to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The new guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions

Acquisition by EarthLink

On December 8, 2010, the Company was acquired by EarthLink, Inc. in for $3.00 per share. Under the terms of the merger agreement, EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink.

The following table summarizes the preliminary fair value of consideration transferred to acquire ITC^DeltaCom (in thousands):

Acquisition of approximately 83.8 million shares of outstanding common stock of ITC^DeltaCom at $3.00 per share in cash	$251,489
Estimated fair value of restricted stock units assumed and converted	2,275
Total estimated consideration	$253,764

The accounting for the Acquisition has been “pushed-down” to reflect the Acquisition at fair value of the assets acquired and liabilities assumed. The Company allocated the purchase price of acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill. The following table summarizes the preliminary amounts of identified assets acquired and liabilities assumed recognized at the acquisition date (in thousands):

Acquired Assets:
Cash and cash equivalents	$59,237
Property and equipment	200,546
Goodwill	170,126
Intangible assets	131,200
Other assets	59,532
Total assets	620,641

Assumed Liabilities:
Senior secured notes due 2016	(351,520)
Deferred revenue	(17,905)
Other liabilities	(82,747)
Total liabilities	(452,172)

Reduction of additional paid-in capital	85,295

Total consideration	$253,764

In connection with the Acquisition, each ITC^DeltaCom stock option was cancelled in exchange for cash equal to the difference between the merger consideration and the exercise price, and certain ITC^DeltaCom restricted stock units were cancelled in exchange for cash equal to the merger consideration. Cash paid to settle stock-based awards attributable to precombination service was recorded as goodwill, and cash paid to settle stock-based awards attributable to postcombination service was recorded as operating expense in the postcombination consolidated statement of operations. Of the total amount paid, $9.1 million was attributable to precombination service and recorded as goodwill and $2.1 million was attributable to postcombination service and recorded as operating expense in the postcombination Consolidated Statement of Operations of ITC^DeltaCom.

Also in connection with the Acquisition, certain ITC^DeltaCom restricted stock units were assumed and converted into EarthLink restricted stock units, determined by multiplying the number of

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

shares of common stock subject to the ITC^DeltaCom restricted stock units by the conversion ratio set forth in the merger agreement. Approximately 1.8 million ITC^DeltaCom restricted stock units were converted into 0.6 million EarthLink restricted stock units based on a conversion ratio of 0.33, which was calculated as the merger consideration of $3.00 divided by the average EarthLink stock price for 20 consecutive trading days ending on (and including) the second trading day immediately prior to the closing date. The fair value of the stock-based awards was determined based on the fair value of the underlying shares. The fair value of restricted stock units assumed and converted attributable to precombination services was included in the total consideration transferred, while the fair value of restricted stock units assumed and converted attributable to postcombination services will be recorded as operating expenses in the postcombination statement of operations on a straight-line basis over the remaining service periods. The total fair value of restricted stock units assumed and converted was $5.3 million, of which $2.3 million was included in the total consideration transferred and $3.0 million will be recorded as operating expense in the Consolidated Statement of Operations of ITC^DeltaCom on a straight-line basis over the remaining service periods.

Goodwill arising from the Acquisition is attributable to the assembled workforce and expected synergies and economies of scale from combining the operations of EarthLink and ITC^DeltaCom. The goodwill recognized is not expected to be deductible for income tax purposes. The reduction in additional paid-in capital resulted from a valuation allowance being reported in ITC^DeltaCom’s financial statements, but not in the consolidated financial statements of EarthLink. See Note 12, “Income Taxes,” for more information.

During the three months ended March 31, 2011, the Company finalized certain provisional amounts recognized at the acquisition date related to deferred taxes and other tax positions. The Company retrospectively adjusted the provisional amounts recorded at the acquisition date to reflect the new information obtained. As a result, the carrying amount of additional paid-in capital was reduced by $18.8 million as of December 31, 2010, with a corresponding decrease to goodwill. The reduction in additional paid-in capital resulted from a valuation allowance being reported for an increase in deferred tax assets in ITC^Deltacom’s financial statements, but not in the consolidated financial statements of EarthLink. The primary areas of the purchase price allocation that are not yet finalized relate to additional income tax estimates.

The following table summarizes the components of intangible assets acquired in connection with the Acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$117,600	5 - 6 years
Developed technology	9,900	6 years
Trade name	3,700	3 years
Total intangible assets	$131,200

Customer relationships represent the fair values of the underlying relationships and agreements with ITC^DeltaCom’s customers.  Developed technology represents the fair values of ITC^DeltaCom’s processes, patents and trade secrets related to the design and development of ITC^DeltaCom’s internally used software and technology. This proprietary know-how can be leveraged to develop new technology and improve EarthLink’s existing technologies. The trade name represents the fair values of brand and name recognition associated with ITC^DeltaCom’s services.

ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due 2016 (the “Notes”) were not repaid or guaranteed by EarthLink and remain obligations of ITC^DeltaCom.  Under the indenture for the Notes, following the consummation of the Acquisition, ITC^DeltaCom was required to offer to repurchase any or all of the Notes at 101% of their principal amount.  The tender window was open from December 20, 1010 through January 18, 2011. As a result, approximately $0.2 million principal amount of the Notes was repurchased in January 2011. The remaining Notes remain outstanding as obligations of ITC^DeltaCom and its subsidiaries following the Acquisition.

ITC^DeltaCom incurred $8.0 million of external costs directly related to the Acquisition, such as advisory, legal, accounting, and other professional fees in 2010 prior to the date of the Acquisition, and incurred $6.8 million of such costs subsequent to the date of Acquisition. These expenses are included in acquisition-related costs in the Company’s accompanying Consolidated Statement of Operations.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pending Acquisition

In December 2010, the Company entered into an agreement to acquire Saturn Telecommunication Services Inc. (“STS Telecom”), a privately-held provider of IP communication and information technology services to small and medium-sized businesses primarily in Florida, for approximately $28.0 million in cash. STS Telecom currently operates a sophisticated voice-over-IP (“VoIP”) platform. The Company plans to leverage STS Telecom’s expertise in managed hosted VoIP on a nationwide basis as part of its VoIP offerings.

4. Investments

The Company’s short-term investments as of December 31, 2009 consisted of an investment in the Primary Fund of The Reserve Fund, a registered money market fund that was substantially liquidated as of December 31, 2009. During the year ended December 31, 2010, the Company liquidated the remaining $1.7 million of its investment, and as a result, no longer held short-term investments as of December 31, 2010.

5. Property and Equipment

Property and equipment consisted of the following as of December 31, 2009 and 2010 (in thousands):

	Predecessor Entity	Successor Entity
	December 31, 2009	December 31, 2010

Land	$2,505	$2,739
Buildings and leasehold improvements	30,137	34,304
Vehicles	1,522	866
Fiber optic network	92,812	63,034
Transmission and other equipment	424,143	102,464
Construction in progress	1,311	6,916
	552,430	210,323
Less accumulated depreciation	(350,881)	(3,335)
	$201,549	$206,988

Depreciation and amortization expense on property and equipment was $71.0 million and $66.5 million during the years ended December 31, 2008 and 2009, respectively, $50.2 million for the period January 1, 2010 through December 7, 2010 and $3.3 million for the period December 8, 2010 through December 31, 2010.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Goodwill and Purchased Intangible Assets

Goodwill

The changes in the carrying amount of goodwill during the year ended December 31, 2010 were as follows (in thousands):

Balance as of December 31, 2009
Goodwill	$35,109
Accumulated impairment loss	—
35,109

Goodwill eliminated in purchase accounting	(35,109)
Goodwill acquired during year	170,126

Balance as of December 31, 2010
Goodwill	170,126
Accumulated impairment loss	—
$170,126

Goodwill as of December 31, 2010 resulted from the Acquisition through push-down accounting. See Note 3, “Acquisitions,” for more information. The book value of goodwill prior to the Acquisition was attributable to an acquisition by the Company in prior years.

Purchased Intangible Assets

The following table presents the components of the Company’s acquired identifiable intangible assets included in the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2010 (in thousands):

	Predecessor Entity			SuccessorEntity
	As of December 31, 2009			As of December 31, 2010
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value

Intangible assets subject to amortization:
Customer relationships	$20,316	$(18,204)	$2,112	$117,600	$(1,358)	$116,242
Developed technology	—	—	—	9,900	(110)	9,790
Trade name	156	—	156	3,700	(82)	3,618
	$20,472	$(18,204)	$2,268	$131,200	$(1,550)	$129,650

Customer relationships represent the fair values of the underlying relationships and agreements with the Company’s customers. Developed technology represents the fair values of the Company’s processes, patents and trade secrets related to the design and development of the Company’s internally used software and technology. Trade name represents the fair values of brand and name recognition associated with ITC^DeltaCom’s services. As of December 31, 2010, the weighted average amortization periods were 5.8 years for customer relationships, 6.0 years for developed technology and 3.0 years for trade names. The customer relationships are being amortized using the straight-line method because this matches the estimated cash flow generated by such asset, and the developed technology and trade name are being amortized using the straight-line method because a pattern to which the expected benefits will be consumed or otherwise used up could not be reliably determined.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expense for definite-lived intangible assets was $2.5 million in each of the years ended December 31, 2008 and 2009, $2.3 million for the period January 1, 2010 through December 7, 2010 and $1.6 million for the period December 8, 2010 through December 31, 2010.  Amortization of definite-lived intangible assets is included in depreciation and amortization in the Consolidated Statements of Operations. Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $23.2 million, $23.2 million, $23.2 million, $22.0 million, $21.7 million and $16.4 million during the years ending December 31, 2011, 2012, 2013, 2014, and 2015 and thereafter, respectively. Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of asset acquisitions, changes in estimated useful lives and other relevant factors.

7. Other Accrued Liabilities

Other accrued liabilities consisted of the following as of December 31, 2009 and 2010 (in thousands):

	Predecessor Entity	Successor Entity
	As of	As of
	December 31, 2009	December 31, 2010

Accrued taxes and surcharges	$13,590	$16,184
Accrued communications costs	11,505	10,825
Accured interest	580	8,622
Deposits and due to customers	1,968	3,285
Other	7,950	7,551
	$35,593	$46,467

8. Debt

Long-Term Debt

Long-term debt obligations as of December 31, 2009 and 2010 consisted of the following (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2009	As of December 31, 2010
10.5% senior secured notes due April 1, 2016, including unamortized premium of $26,251	$—	$351,251
First lien term loan facility due July 31, 2013, net of unamortized discount of $1,402	223,173	—
Second lien credit facility due July 31, 2014	75,000	—
Revolving credit facility due July 31, 2012	8,500	—

Total	306,673	351,251
Less current maturities	(4,614)	—

Total	$302,059	$351,251

In April 2010, ITC^DeltaCom issued $325.0 million aggregate principal amount of 10.5% senior secured notes due on April 1, 2016 in a registered offering at an offering price of 97.857% of the principal amount of the Notes. ITC^DeltaCom used the gross proceeds of approximately $318.0 million it received from the sale of the Notes to repay $305.5 million aggregate amount of indebtedness, including all principal plus accrued and unpaid interest, outstanding under its first lien and second lien senior secured credit facilities and its former revolving credit facility, which were terminated. The Notes accrue interest at a rate

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of 10.5% per year. Interest on the Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing on October 1, 2010. The Notes will mature on April 1, 2016.  On April 9, 2010, the Company also closed a $30.0 million five-year senior secured revolving credit facility. Upon closing of the Acquisition, the Company terminated that revolving credit facility.

As a result of purchase accounting, the Notes were recorded at acquisition date fair value. The fair value was based on publicly-quoted market prices. The resulting debt premium is being amortized over the remaining life of the Notes.

ITC^DeltaCom may redeem some or all of the Notes, at any time before April 1, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. ITC^DeltaCom may redeem some or all of the Notes at any time on or after April 1, 2013, at specified redemption prices declining from 105.250% to 100% of their principal amount. In addition, before April 1, 2013, ITC^DeltaCom may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110.5% of their principal amount with the net proceeds of certain equity offerings. During any 12-month period before April 1, 2013, ITC^DeltaCom may redeem up to 10% of the aggregate principal amount of the Notes at a redemption price equal to 103% of their principal amount. If (1) ITC^DeltaCom sells certain of its assets and does not either (a) apply the net sale proceeds to repay indebtedness under the senior secured revolving credit facility, the Notes, or other indebtedness secured on a first-priority basis or (b) reinvest the net sale proceeds in its business, or (2) ITC^DeltaCom experiences a change of control, it may be required to offer to purchase Notes from holders at 100% of their principal amount, in the case of a sale of assets, or 101% of their principal amount, in the case of a change of control. ITC^DeltaCom would be required to pay accrued and unpaid interest, if any, on the Notes redeemed or purchased in each of the foregoing events of redemption or purchase.

The Notes are ITC^DeltaCom’s general senior obligations and rank equally in right of payment with any future senior indebtedness. The Notes are secured on a first-priority basis, along with any future pari passu secured obligations, subject to specified exceptions and permitted liens, by substantially all of the assets of ITC^DeltaCom and its subsidiaries that are deemed to be restricted subsidiaries under the indenture governing the notes. Currently all of ITC^DeltaCom subsidiaries are deemed to be restricted subsidiaries under the indenture. The notes are guaranteed on a senior secured basis by each of ITC^DeltaCom’s restricted subsidiaries on the initial issue date of the notes and will be guaranteed on a senior secured basis by each future domestic restricted subsidiary, other than certain excluded subsidiaries, and by any foreign restricted subsidiary that guarantees any indebtedness of ITC^DeltaCom or any domestic restricted subsidiary. The guarantees are the subsidiary guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.

The indenture governing the Notes contains covenants that, among other things, limit ITC^DeltaCom’s ability, and the ability of ITC^DeltaCom’s restricted subsidiaries, to incur additional indebtedness, create liens, pay dividends on, redeem or repurchase ITC^DeltaCom’s capital stock, make investments or repay subordinated indebtedness, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, create restrictions on dividends and other payments to ITC^DeltaCom from its subsidiaries, issue or sell stock of subsidiaries, and engage in mergers and consolidations. All of the covenants are subject to a number of important qualifications and exceptions under the indenture.

As of December 31, 2008, 2009 and 2010, the Company was in compliance with all of its financial covenants under each of its credit facilities and other debt obligations then in effect.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Financial Instrument

The Company had a receive-floating, pay-fixed interest rate swap agreement that was designated as a cash flow hedge. Under terms of the first lien and second lien credit facility agreements, the Company agreed to hedge at least 50% of the aggregate principal amount of borrowings outstanding under the facilities, so that such borrowings would be effectively subject to a fixed or maximum interest rate. The interest rate swap agreement was terminated as of September 30, 2009. The change in unrealized gains (losses) on this derivative instrument designated as a cash flow hedging instrument, net of tax, of $(1.4) million and $5.6 million are included in other comprehensive loss in the accompanying consolidated statements of stockholders’ equity and comprehensive loss for the years ended December 31, 2008 and 2009, respectively.

9. Equity

Until redeemed or converted on January 29, 2008, the Company had outstanding 412,215 shares of 6% Series H convertible redeemable preferred stock. The Company recognized a beneficial conversion feature discount on the Series H preferred stock which was accreted to the January 29, 2008 date of redemption and conversion, and recognized as a charge to the then common stockholders. Each share of Series H preferred stock had a stated liquidation preference of $100 and was entitled to receive cash dividends at an annual rate of 6% from the date of issue until redeemed or converted.

In December 2010, ITC^DeltaCom issued 50 shares of Common Stock, par value $0.01 per share, to EarthLink for $10.0 million in cash pursuant to a stock subscription agreement.

10. Stock-Based Compensation

The Company recognized stock-based compensation expense of $2.2 million and $3.0 million during the years ended December 31, 2008 and 2009, respectively, $5.4 million during the period January 1, 2010 through December 7, 2010 and $0.1 million for the period December 8, 2010 through December 31, 2010. The Company has classified stock-based compensation expense within the same operating expense line item as cash compensation paid to employees.

Stock Incentive Plans

Until the Acquisition on December 8, 2010, the Company maintained two stock-based employee compensation plans, consisting of the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and the ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan.

The Compensation Committee of ITC^DeltaCom’s Board of Directors administered the Stock Incentive Plan and approved the recipients of grants under the plan and the terms of any awards. Awards under the Stock Incentive Plan included stock options and restricted stock units. Option vesting schedules generally ranged from 25% of the shares subject to the option over a four-year vesting period to one-third of the shares subject to the option over a three-year vesting period. A limited number of shares were subject to vesting over a two-year period. The option price for any option may not be less than 100% of the fair market value of the stock covered by the option on the date of grant.

The ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan was administered by ITC^DeltaCom’s Board of Directors, and the only participants in this plan were three senior officers whose employment terminated upon completion of the Acquisition.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Options

The following table summarizes information concerning stock option activity as of and for year ended December 31, 2010:

		Weighted
		Average
		Exercise
	Stock Options	Price

Outstanding as of December 31, 2009	2,365,766	$3.00
Granted	—	0.00
Settled pursuant to the Acquisition	(2,050,668)	1.26
Forfeited	(315,098)	12.74
Outstanding as of December 31, 2010	—	$—

All stock options with an exercise price less than the merger consideration of $3.00 per share were paid out at the Acquisition closing.

Valuation Assumptions for Stock Options

There were no stock option awards granted under the Stock Incentive Plan during the any of the three years ended December 31, 2010. For stock options granted prior to the Acquisition, the Company selected a Black-Scholes valuation model as the method for determining the fair value of its equity awards and used the modified prospective transition method, which requires that compensation cost be recognized in the financial statements for all awards granted. The Company recognized compensation cost on a straight-line basis over the vesting periods of the awards.

In August 2009, the Company granted nonqualified stock options with an exercise price of $1.25 per option to purchase 1.6 million shares of common stock to a senior officer that vest up to 25% following each of calendar years 2009 through 2012 based on achievement of the performance objectives specified for that calendar year by the terms of the grant. The grant date fair value of the options equal to the $1.3 million total value was determined based on a Black-Scholes valuation model. These options were included in the options determined by the Company to require liability classification. The Company also granted to the senior officer at the same date nonqualified stock options with an exercise price of $1.25, to purchase 0.4 million shares of common stock that vest ratably over four years on the related anniversaries of the grant date. The grant date fair value of the options equal to $0.3 million was determined based on a Black-Scholes valuation model. These options were also included in the options determined by the Company to require liability classification. The fair value of each option grant was estimated on the date of grant and at and for each reporting period thereafter using the following assumptions: 3.21% risk free interest rate; 0.00% expected dividend yield; 6.0 years expected lives; and 70% volatility. The rate of estimated forfeitures was based on the expectation for the position of the grant recipient.

Restricted Stock Units

Restricted stock units awarded under the Stock Incentive Plan were granted to the recipients at no cost. The fair value of restricted stock units awarded was calculated using the closing value of the common stock on the grant date and was being amortized over the restriction lapse periods of the awards. The grant date fair value of restricted stock units granted in the years ended December 31, 2008 and 2009 was $4.9 million and $1.5 million, respectively, and $5.3 million for the period January 1, 2010 through December 7, 2010. Restrictions on transfer lapsed over two-year to four-year periods.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the Company’s restricted stock units as of and for the year ended December 31, 2010:

		Weighted
		Average
	Restricted	Grant Date
	Stock Units	Fair Value
	(in thousands)
Nonvested as of December 31, 2009	2,670,699	$1.60
Granted	2,860,213	1.91
Lapse of restrictions	(3,658,440)	1.79
Forfeited	(95,744)	1.80
Converted pursuant to the Acquisition	(1,776,728)	1.69
Nonvested as of December 31, 2010	—	—

In connection with the Acquisition, certain ITC^DeltaCom restricted stock units were assumed and converted into EarthLink restricted stock units, determined by multiplying the number of shares of common stock subject to the ITC^DeltaCom restricted stock units by the conversion ratio set forth in the merger agreement. Approximately 1.8 million ITC^DeltaCom restricted stock units were converted into 0.6 million EarthLink restricted stock units based on a conversion ratio of 0.33, which was calculated as the merger consideration of $3.00 divided by the average EarthLink stock price for 20 consecutive trading days ending on (and including) the second trading day immediately prior to the closing date. The fair value of the stock-based awards was determined based on the fair value of the underlying shares. The fair value of restricted stock units assumed and converted relating to postcombination services of $3.0 million will be recorded as operating expense in the Consolidated Statement of Operations on a straight-line basis over the remaining service periods.

11. Profit Sharing Plan

Employees of the Company participate in the Company’s 401(k) defined contribution plan. The Company offered matching of employee contributions at a rate of 50% on the first 4% of employee contributions for the years ended December 31, 2008 and 2009. The Company offered no matching of employee contributions during the year ended December 31, 2010. Total matching contributions made to the Company’s plan and charged to expense by the Company for the years ended December 31, 2008 and 2009 were $0.8 million and $0.8 million, respectively. No discretionary contributions were made for either of those years.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes

Details of the income tax benefit for the years ended December 31, 2008, 2009 and 2010 are as follows (in thousands):

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2008	Year Ended December 31, 2009	January 1, through December 7, 2010	December 8, through December 31, 2010
Current:
Federal	$—	$—	$(189)	$—
State	—	—	(415)	—
Total current	—	—	(604)	—

Deferred:
Federal	(8,483)	(2,716)	55,681	(3,740)
State	(998)	(320)	(576)	(411)
Change in valuation allowance	9,481	3,036	(55,105)	4,151
Total deferred	—	—	—	—
Total income tax benefit	$—	$—	$(604)	$—

The Company’s income tax provision is prepared on a stand-alone basis, including the determination of the need for a valuation allowance.  For federal income tax purposes, the Company will be filing a consolidated income tax return with EarthLink, its parent company.  For state income tax purposes, the Company will be filing on a combined or consolidated basis where required or allowable by law. The accounting for the Acquisition has been pushed-down in the consolidated financial statements, including the recording of deferred tax assets. EarthLink has determined that it is not necessary to report a valuation allowance for deferred tax assets on a consolidated basis. However, it is necessary to report a valuation allowance in the separate financial statements of ITC^DeltaCom. The difference in valuation allowance in ITC^DeltaCom’s financial statements has been recorded to beginning stockholders’ equity. As a result, additional paid-in capital includes a reduction of $85.3 million related to a valuation allowance for acquired deferred tax assets.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, as of December 31, 2009 and 2010 are as follows (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2009	As of December 31, 2010
Deferred tax assets:
Net operating loss carryforwards	$354,762	$123,626
Property impairment	80,249	—
Accounts receivable reserve	702	—
Accrued liabilities and reserves	—	3,885
Subscriber base and other intangible assets	—	57
Premium on notes	—	15,535
Other	14,085	10,759

	449,798	153,862

Deferred tax liabilities:
Subscriber base and other intangible assets	—	(52,390)
Property	(101,545)	—
Other	(8,613)	(6,425)

	(110,158)	(58,815)

Net deferred tax assets	339,640	95,047
Valuation allowance	(339,640)	(95,047)

Net deferred income tax assets	$—	$—

As of December 31, 2010 (successor period), the Company had net operating loss carryforwards of approximately $312.0 million for federal purposes and $615.0 million for state purposes. The federal loss carryforwards begin to expire in the year ending December 31, 2019.  For financial reporting purposes, the Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The total net change in the valuation allowance from the December 31, 2009 to December 31, 2010 was $244.6 million.  The change related mostly to adjustments recorded through purchase accounting due to the Acquisition. The most significant changes related to removal of net operating losses due to Internal Revenue Code Section 382 limitations and the corresponding valuation allowance and the recording of certain intangible assets.

The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. Provisions of the Internal Revenue Code limit an entity’s ability to utilize net operating loss carryforwards in the case of certain events, including significant changes in ownership interests.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2008	Year Ended December 31, 2009	January 1, through December 7, 2010	December 8, through December 31, 2010
Federal statutory rate	(34)%	(34)%	(35)%	(35)%
State income taxes, net of federal benefit	(4)	(4)	(5)	(4)
Permanent differences	(3)	9	27	1
Change in deferred taxes and related valuation allowance	41	29	10	38

Effective income tax rate	0%	0%	(3)%	0%

As part of the acquisition of ITC^DeltaCom by EarthLink, $17.6 million of uncertain tax positions were identified. Of this amount, $15.9 million would reduce prior net operating losses if assessed. Of the $1.7 million reflected on the balance sheet, $1.3 million would result in tax payments, $0.3 million would be offset by net operating losses and $0.1 million relates to interest and penalties as disclosed below.

Of the total uncertain tax positions, none is expected to reverse within the next twelve months. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2010, the Company had $103,000 of interest and penalties of $18,000 recorded under purchase accounting.

13. Commitments and Contingencies

Leases

The Company has entered into various operating leases for facilities and equipment used in its operations. The Company had no capital leases as of December 31, 2010. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and generally contain annual escalation provisions as well as renewal options. Rent expense charged to operations was $22.3 million and $20.2 million during the years ended December 31, 2008 and 2009, respectively, $20.3 million for the period January 1, 2010 through December 7, 2010 and $1.4 million for the period December 8, 2010 through December 31, 2010.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Minimum lease commitments under non-cancelable leases, including commitments associated with facilities exited as part of the Company’s restructuring plans, as of December 31, 2010 are as follows:

Operating
Leases
(in thousands)
Year Ending December 31,

2011	$13,796
2012	12,373
2013	9,623
2014	6,674
2015	4,379
Thereafter	10,330
Total minimum lease payments	$57,175

Purchase Commitments

As of December 31, 2010, the Company had entered into agreements with vendors to purchase approximately $4.5 million of equipment and services during the year ending December 31, 2011 related to the improvement and installation of switches, other network equipment and certain services.

Regulatory Proceedings

The Company is a party to numerous regulatory proceedings affecting the segments of the communications industry in which it operates, including regulatory proceedings before various state public utility commissions and the FCC, particularly in connection with actions by AT&T Inc., and other incumbent local telephone companies. The Company anticipates that these companies will continue to pursue arbitration, litigation, regulations and legislation in states within the Company’s primary eight-state market to reduce both wholesale and retail regulatory oversight and state regulation over their rates and operations. These companies also are actively pursuing major changes in the federal communications laws through litigation and legislation that would adversely affect competitive carriers, including the Company. The Company may not succeed in its challenges to these or other similar actions that would prevent or deter it from successfully competing with the incumbent carriers.

The Company is subject to audits by various federal, state and local regulatory agencies related to a variety of regulatory fees, income, operating and telecommunication taxes and is engaged in such audits in the ordinary course of its business. The Company believes that its recorded liabilities at December 31, 2010 related to the expected results of such proceedings are appropriate.

Legal Proceedings

In the normal course of business, the Company is subject to various litigation. Management does not believe that there are any legal proceedings pending against the Company, other than those described below, that, if determined in a manner adverse to the Company, likely could have a material adverse effect on the Company’s financial position or results of operations.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements

As of December 31, 2009, the Company held certain assets that are required to be measured at fair value on a recurring basis.  These included the Company’s short term investments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table shows the assets measured at fair value that are included in the accompanying consolidated balance sheets as of December 31, 2009 and the fair value hierarchy level (in thousands):

	Predecessor Entity As of December 31, 2009
	Carrying Value	Level 1	Level 2	Level 3

Short-term investments(1)	$1,706	$—	$—	$1,706

(1) The Company classified its investment in shares of the Primary Fund of The Reserve Fund as Level 3 of the fair value hierarchy due to the inherent subjectivity and significant judgment related to the fair value of the shares of the Primary Fund and its underlying securities. The Company assessed the fair value of the underlying collateral for the Primary Fund through evaluation of the liquidation value of assets held by the Primary Fund.

The following table presents a reconciliation of the beginning and ending balances of the Company’s assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of December 31, 2010:

Short-Term
Investments

Balance as of December 31, 2009	$1,706
Settlements	(1,706)
Balance as of December 31, 2010	$—

Earnings on Level 3 assets are included in earnings for the year ended December 31, 2009, as shown above, and are recorded in the accompanying consolidated statements of operations in interest expense and other, net.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Debt (in thousands):

	Predecessor Entity	Successor Entity
	December 31, 2009	December 31, 2010
Carrying amount	$306,673	$351,251
Fair value	290,062	352,625

There was no quoted market value for loans outstanding as of December 31, 2009 under the Company’s first lien senior secured credit facility or second lien senior secured credit facility. These obligations were repaid on April 9, 2010.  The fair value of the Notes outstanding as of December 31, 2010 was based on quoted market prices.

15. Supplemental Disclosure of Cash Flow Information

	Predecessor Entity			Successor Entity
			January 1,	December 8,
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 7,	December 31,
	2008	2009	2010	2010
Additional cash flow information
Cash paid during the period for interest	$29,793	$24,757	$16,385	$261

16. Related Party Transactions

The following is a summary of certain transactions during the years ended December 31, 2008, 2009 and 2010 among the Company and its directors, executive officers, beneficial owners of more than 5% of its common stock, Series A preferred stock or Series B preferred stock, and certain entities with which the foregoing persons are affiliated or associated.

Transactions With the Welsh, Carson, Anderson & Stowe Group and the Welsh Carson Securityholders

Until the Acquisition on December 8, 2010, the members from time to time of the Welsh, Carson, Anderson & Stowe Group collectively constituted the Company’s largest common stockholder since October 29, 2002 and the largest Series B preferred stockholder from the initial issuance of the Series B preferred stock on October 6, 2003 through the conversion of the Series B preferred stock on July 31, 2007 in connection with the Company’s 2007 refinancing and recapitalization. At the time of the Acquisition, the members of the Welsh, Carson, Anderson & Stowe Group were investment funds and other persons affiliated with Welsh, Carson, Anderson & Stowe, which is a private equity investment firm. The aforementioned members of the Welsh, Carson, Anderson & Stowe Group, together with certain former affiliates and former and current employees of Welsh, Carson, Anderson & Stowe, constitute the Welsh Carson securityholders. Various of the Welsh Carson securityholders and members of the Welsh, Carson, Anderson & Stowe Group served as directors of the Company since October 6, 2003.

Transactions With Affiliates of TCP

Pursuant to their governance agreement with the Company, which they entered into in July 2005 in connection with their purchase of first lien notes and third lien notes in the Company’s 2005 refinancing, investment funds (the “TCP funds”) managed by or otherwise affiliated with Tennenbaum Capital Partners, LLC (“TCP”) have designated two representatives to ITC^DeltaCom’s Board of Directors. On July 31,

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2007, in connection with the Company’s 2007 refinancing and recapitalization, ITC^DeltaCom issued common stock to TCP funds in exchange for notes and warrants held by such TCP funds.

On July 31, 2007, in connection with the 2007 refinancing and recapitalization, TCP funds provided the $75 million second lien credit facility until its repayment on April 9, 2010. For the years ended December 31, 2008 and 2009, the TCP funds received total interest payments of $8.4 million and $6.4 million, respectively, and $1.6 million from the period January 1, 2010 through December 7, 2010 on this facility prior to its repayment on April 19, 2010.

TCP funds also acquired a portion of the first lien term loan facility due July 31, 2013 through syndication. For the years ended December 31, 2008 and 2009, the TCP funds received total interest payments of $5.6 million and $4.2 million, respectively, and $1.7 million from the period January 1, 2010 through December 7,  2010 on this facility prior to its repayment on April 9, 2010.

TCP funds also acquired $50 million of the Company’s 10.5% notes sold April 9, 2010 and received interest of $2.5 million on that facility at October 1, 2010 and accrued an additional amount of interest of approximately $1.0 million up to the date of the Acquisition on December 8, 2010.

17. Stimulus Grant

On March 2, 2010, the Company received notice that it has been awarded $9.4 million in federal stimulus funding under the American Recovery and Reinvestment Act through the Broadband Technology Opportunity program. The grant is for the purpose of funding a 544-mile fiber optic network expansion in Eastern Tennessee to provide middle mile broadband services to community anchor institutions and last mile service providers in speeds up to 10Gbps. The new network will enable broadband access and allow local Internet providers to connect to the Company’s network for intercity transport. In connection with the grant, the Company is required to provide matching funds of approximately $1.0 million in cash and $1.3 million of in-kind funds represented by dark fiber optics. The grant is subject to federal compliance regulations usually associated with federal grants as well as certain conditions that are unique to the grant. As of December 31, 2010, the Company had spent $4.4 million in cash on the expansion project which is carried in the Consolidated Balance Sheet in property and equipment, and had received $2.5 million in cash from federal funding under the program which is carried as deferred revenue in the Consolidated Balance Sheet. Once the project is complete, the revenue will be recognized over the life of the assets being constructed.

ITC^DELTACOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Quarterly Financial Data (Unaudited)

The following table sets forth certain unaudited quarterly consolidated financial data for the eight quarters in the period ended December 31, 2010. In the opinion of the Company’s management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all material adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the quarterly unaudited financial information. The operating results for any quarter are not necessarily indicative of results for any future period.

	Predecessor Entity
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
2009	Mar. 31	June 30	Sept. 30	Dec. 31

Revenues	$121,975	$118,603	$116,399	$112,347
Cost of revenues	56,477	54,627	52,627	48,899
Income from operations	4,909	4,943	5,284	915
Net loss	(2,596)	(2,746)	(2,117)	(3,516)

	Predecessor Entity				Successor Entity
				October 1,	December 8,
	Quarter	Quarter	Quarter	through	through
	Ended	Ended	Ended	December 7,	December 31,
2010	Mar. 31	June 30	Sept. 30	2010	2010

Revenues	$111,140	$110,900	$110,920	$81,886	$26,603
Cost of revenues	49,144	47,634	51,391	37,104	12,974
Income from operations	7,074	9,644	7,049	(5,358)	(8,281)
Net loss	2,389	(6,516)	(4,698)	(9,228)	(10,370)